As filed with the Securities and Exchange Commission on February 28, 2007
                           REGISTRATION NO. 811-21122


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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM N-1A

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [x]


                                 AMENDMENT NO. 5


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                         CLARION VALUE FUND MASTER, LLC
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                            ------------------------

                                 230 Park Avenue
                            New York, New York 10169
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 883-2500

                            ------------------------

                                  Daniel Heflin
                            ING Clarion Capital, LLC
                                 230 Park Avenue
                            New York, New York 10169
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy To:
                             Paul S. Schreiber, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022

                            ------------------------

                                   PROSPECTUS

                         CLARION VALUE FUND MASTER, LLC


                                February 28, 2007


LIKE THE SECURITIES OF ALL INVESTMENT COMPANIES, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED ON THE ACCURACY OF THIS PROSPECTUS. IT IS A CRIMINAL OFFENSE TO CLAIM OTHERWISE.

THE FUND HAS NOT AND DOES NOT INTEND TO ENGAGE IN A PUBLIC OFFERING OF ITS SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION PROVIDED BY
SECTION 4(2) OF THE 1933 ACT. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON VARIOUS EXEMPTIONS PROVIDED BY THOSE
LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY NOR HAS ANY REGULATORY AUTHORITY PASSED ON THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE BEING OFFERED TO QUALIFIED PERSONS WHO WILL PURCHASE THE SECURITIES FOR THEIR OWN ACCOUNTS. THE MINIMUM INITIAL INVESTMENT IS $3 MILLION. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND THE SECURITIES LAWS OF THE STATES IN WHICH THE SECURITIES ARE SOLD PURSUANT TO REGISTRATION UNDER THE 1933 ACT OR SUCH LAWS OR EXEMPTIONS THEREFROM. NO PUBLIC MARKET FOR THE SECURITIES NOW EXISTS OR IS ANTICIPATED TO DEVELOP. THESE SECURITIES ARE REDEEMABLE THROUGH THE ISSUER.


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

                                TABLE OF CONTENTS

SUMMARY                                                                        4

     Investment Objective                                                      4

     Risk Factors                                                              4

     Investment Objective and Policies                                         5

     Service Providers                                                         6

     Investment Advisory Agreement                                             6

INVESTMENTS IN THE FUND                                                        7

     Risk Factors                                                              7

     Purchase and Pricing of Interests                                         7

     Automatic Investment Plan                                                 8

     Redeeming Interests                                                       8

TAX CONSEQUENCES                                                               9

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL                9

FINANCIAL HIGHLIGHTS                                                          10

ADDITIONAL MEMBER INFORMATION                                                 11


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

                         CLARION VALUE FUND MASTER, LLC

                                     SUMMARY

      Clarion Value Fund Master, LLC (the "Fund") was formed in June 2002 as a non-diversified, open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"). Until February 2005, the Fund operated under the name Clarion CMBS Value Fund Master, LLC. The primary investment objective of the Fund is to provide high current income. ING Clarion Capital, LLC, the Fund's adviser (the "Adviser") actively manages the Fund's portfolio of investments, comprised primarily of commercial mortgage-backed securities ("CMBS"), to achieve high total return, including some possibility of capital appreciation.

      The Fund is a master fund in a master-feeder fund structure and, accordingly, certain of its investors are other investment funds (referred to as "feeder funds") investing all or a substantial portion of their assets in the Fund. The Fund's feeder funds are:

      o Clarion Value Fund, Inc., a Maryland corporation operating as a registered investment company under the 1940 Act.
      o Clarion Fund plc, an investment fund incorporated in Ireland and authorized by the Central Bank of Ireland.
      o Clarion Value Reserve (BVI), L.P., a limited partnership formed in the Territory of the British Virgin Islands.

INVESTMENT OBJECTIVE

      The primary investment objective of the Fund is to provide high current income. There can be no assurance the Fund will achieve its investment objective.


      The majority of the securities in which the Fund will invest are expected to be rated BBB+ or below (by a nationally recognized rating agency) or unrated with a maturity of 2 to 20 years. Additionally, for temporary defensive purposes, the Fund may invest up to 20% of its total assets in high-quality taxable and tax-exempt investments and in doing so may not achieve its investment objectives.


      In support of its investment objective and to mitigate the risks associated with an investment in the Fund, a number of fundamental and non-fundamental investment restrictions have been placed on the activities of the Fund. These restrictions are set forth in the Statement of Additional Information (the "SAI") that accompanies, and should be read in conjunction with, this Prospectus.

RISK FACTORS

      As a mutual fund investing in fixed income securities, the Fund is subject primarily to interest rate risk, spread risk and credit risk.

      Interest rate risk is the potential for the value of the Fund's assets to fall due to rising interest rates. In general, fixed-income securities lose value when interest rates rise and gain value when interest rates fall.

      Spread risk is the potential for the value of the Fund's assets to fall due to the widening of spreads. Fixed income securities generally compensate for greater credit risk by paying interest at a higher rate. The difference between the yield of a security and the yield of a benchmark, such as a U.S. Treasury security, with a comparable maturity (the spread) measures the additional interest paid for risk. As the spread on a security widens (or increases), the price (or value) of the security falls. Spread widening may occur, among other reasons, as a result of market concerns over the stability of the market, excess supply, general credit concerns in other markets and reduction in risk tolerance.

      Credit risk is the possibility that the obligors under a security may be unable to make payments of interest and/or principal, increasing the risk of default on the security. In such a case, the Fund may suffer from a loss of interest income or may lose some or all principal invested in such security.

      Concentration risk reflects the possibility that the Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the large majority of the Fund's assets. Conversely, the Fund may not have any investments in certain sectors of the fixed income market. If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark. Conversely, if a particular sector in which the Fund is under allocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark. Concentration in a particular sector or sectors may increase the volatility of the Fund's returns relative to a less concentrated portfolio.


      Prepayment risk is the possibility that the value of the Fund's investments may be affected by prepayments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans and securities generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments. The types of securities in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.


      Investments in real estate and real estate related assets are subject to various risks, including: adverse changes in national or international economic conditions; adverse local market conditions; the financial condition of tenants, buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Fund.


      While the Fund's master-feeder structure provides certain operational efficiencies and economies of scale, it could also have potential adverse effects such as those resulting from the possibility of large-scale redemptions by these large investors.

      Investors should carefully assess the risks associated with an investment in the Fund before purchasing the interests in the Fund offered hereby (the "Interests"). The Fund is designed as a mid-term to long-term investment and not for short-term investment purposes and should not be considered a complete investment program. The loss of some or all of money invested is a risk of investing in the Fund. For a more complete discussion of the risks associated with an investment in the Fund, see "Investments in the Fund - Risk Factors".

INVESTMENT OBJECTIVE AND POLICIES

      The primary investment objective of the Fund is to provide high current income by managing a portfolio of investments comprised primarily of CMBS having intermediate terms, with maturities ranging from 2 to 20 years. No assurance can be given that the investment objective of the Fund will be achieved.

      In determining the securities that the Fund will acquire, the Adviser may consider, among other factors, the following: the characteristics of the underlying mortgage loans, including loan-to-value and debt service coverage ratios, loan seasoning and risks of refinancing; characteristics of the underlying properties, including diversity of the loan pool, occupancy and leasing rates and competitiveness in the pertinent market; economic, environmental and local considerations; deal structure, including historical performance of the originator, subordination percentages and reserve fund balances; and structural participants such as administrators and servicers.

      Although the Fund is registered with the Securities and Exchange Commission as a "non-diversified" investment company (enabling it to invest more than 5% of its assets in the obligations of a single issuer), the Fund intends to diversify its holdings so as not to be overly affected by a downturn in any specific region of the country, industry or property type. In that regard, with respect to the total collateral underlying the securities of the Fund: (1) no more than 33% shall be in any single state;

(2) no single property type shall constitute more than 75% of the collateral, provided, however, that office properties shall constitute no more than 50% of the collateral and hotel properties shall constitute no more than 50% of the collateral; (3) no more than 50% of the Fund's assets at the time of purchase may be securities backed by single properties; and (4) agricultural mortgage securities and non-agency single-family/residential mortgage-backed securities are limited to a maximum of 5% of the Fund's assets at all times.

      There are limited restrictions on the credit quality of the Fund's investments. The weighted average credit quality of the Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following: (i) securities rated below B- or unrated may not exceed 20% of the Fund's total asset value; and (ii) all split rated securities will be accounted for at the lower rating. If the Fund's asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

      The Fund may invest up to 20% of its total assets in U.S. Treasury securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities. The Fund may invest in investment grade money market instruments rated "A-2" or better by Standard & Poor's ("S&P") or "P-2" or better by Moody's Investors Services ("Moody's"). Included in the money market securities in which the Fund may invest are commercial paper, certificates of deposit and banker's acceptances. Under normal circumstances, temporary cash balances will be invested directly in such investment grade money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities.

      The Fund is authorized to borrow up to 5% of its total assets for temporary purposes such as the payment of distributions. The Fund will only borrow when the Adviser believes that such borrowings will benefit the Fund after taking into account considerations such as interest expense and possible gains and losses upon liquidation.

      The Fund may also invest temporarily in repurchase agreements (with a term no greater than ninety days), in which securities are acquired by the Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to the portfolio securities in which the Fund is authorized to invest. The Fund must have collateral of at least 102% of the repurchase price, including the portion representing the Fund's yield under such agreements which is marked to market on a daily basis. Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the 1940 Act. The Fund will not engage in reverse repurchase transactions for the purpose of leveraging.

      The Fund has adopted a number of fundamental investment restrictions which may not be changed without the approval of the lesser of: (1) at least 66 2/3% of the voting securities present at a meeting at which at least 50% of the outstanding securities of the Fund are present in person or by proxy, or (2) more than 50% of the outstanding securities of the Fund. The fundamental investment restrictions adopted by the Fund are described in the SAI.

      The investment policies described in this prospectus or in the SAI that are not specified as fundamental may be changed by the Board of Directors without Member approval. The Fund will give notice to Members sixty days in advance of a change in a non-fundamental investment policy.

SERVICE PROVIDERS


      ING Clarion Capital, LLC (the "Adviser"), 230 Park Avenue, New York, New York 10169, is the investment adviser of the Fund. The portfolio managers of the Fund are Mr. Daniel Heflin and Mr. Stephen Baines. Mr. Heflin founded the predecessor to the Adviser in 1995 and organized the Adviser in 1997. He has 20 years of experience. Mr. Baines joined the Adviser as a portfolio manager for the Fund in 2001. From 1995 to 2001 he was a founding partner of James Howard, Inc., where he was in charge of business development and finance. Mr. Baines has 23 years of experience. Mr. Baines and Mr. Heflin are the only individuals having primary portfolio management responsibility with respect to the Fund. Each of Mr. Baines and Mr. Heflin is individually authorized to make investment decisions for the Fund, but typically such decisions are made jointly. Additional information about their compensation, other accounts managed, and ownership of securities in the Fund is available in the Statement of Additional Information.

      The Adviser is based in New York and is registered with the SEC as an investment adviser. With a staff of thirty-five professionals, the Adviser currently has $2.9 billion under management in various accounts using various strategies in the fixed income market.


      The  Bank  of  New  York  currently   serves  as  the  Fund's   custodian,
administrator and accounting agent.

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm. Shearman & Sterling, LLP serves as legal counsel to the Fund and the Adviser.

INVESTMENT ADVISORY AGREEMENT

      Pursuant to an investment advisory agreement (the "Advisory Agreement"), the Adviser, subject to the control and supervision of the Fund's Board of Directors and in conformance with the stated investment objective and policies of the Fund, manages the investment and reinvestment of the assets of the Fund. In this regard, it is the responsibility of the Adviser to make investment decisions for the Fund and to place purchase and sale orders for the Fund's investments. The officers of the Fund and the Adviser manage the day to day operations of the Fund. The officers of the Fund are directly responsible to the Fund's Board of Directors, which sets broad policies for the Fund and appoints its officers.


      The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all fees and salaries of the Fund's officers or employees, if any, who are also employees of the Adviser. The Adviser may retain outside consultants and will be reimbursed by the Fund for any expenses incurred therewith. A discussion regarding the basis for the Board of Directors' approval of the most recent Advisory Agreement will be available in the Fund's semi-annual report for the financial reporting period ending April 30, 2007.



      The Adviser intends to devote such time and effort to the business of the Fund as is reasonably necessary to perform its duties to the Fund. The services of the Adviser are not exclusive and the Adviser may provide similar services to other clients, including but not limited to certain of the Fund's feeder funds, and may engage in other activities.


      The Adviser currently receives no asset-based fees from the Fund in connection with its services under the Advisory Agreement. However, management fees may be charged at both the Fund and feeder fund levels, subject, as to each feeder fund, to any overall fee cap (measuring fees on a combined basis at both the Fund and feeder fund level) that a particular feeder fund may have in place. In addition, the Adviser may receive reimbursements for out-of-pocket due diligence expenses from the Fund. Notwithstanding the flexibility to charge management fees at the level of either the Fund or the feeder funds, currently all such fees are charged at the level of the feeder funds and that arrangement many be varied only upon a vote of the Fund's Directors, including a majority of the Fund's Independent Directors (i.e., those Directors who are not "interested persons" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act).


                             INVESTMENTS IN THE FUND

RISK FACTORS

      An investment in the Interests will expose the investor to the risks associated with the fixed income securities in which the Fund intends to invest. The principal risk factors, which are explained in detail in the SAI, include, among others:


      o     Interest  Rate,   Spread  and  Credit  Risks   (including  Risks  of
            Delinquency and Default)
      o     Market Risk
      o     Special Risks from Ownership of Subordinate Securities
      o     Risks Relating to the Collateral
      o     Prepayment Risks
      o     Illiquidity of Investments
      o     Non-diversification
      o     Risks of Other Investment Management Techniques
      o     Redemptions In-Kind
      o     Risk of Real Estate and Real Estate Related Investments

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PURCHASE AND PRICING OF INTERESTS

      Institutional investors (primarily the Fund's feeder funds) on a private placement basis may make an investment in the Fund on any Business Day at the next calculated net asset value, subject to the Fund's ability to reject or limit certain investments. A Business Day is any weekday the New York Stock Exchange (the "NYSE") is open for trading. Incomplete orders and orders that are not paid for in a timely manner will be returned. All investments in the Fund are subject to a minimum initial subscription of $3,000,000. In certain circumstances, the Adviser may reduce such minimum at its discretion.

      The Fund values its assets using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.

      The net asset value for the Interests will be determined as of 4pm (New York City time) on any Business Day other than a day during which no Interests are tendered for redemption and no order to purchase or sell Interests is received. The net asset value will also be determined as of 4pm (New York City time) on the last Business Day of every month. Net asset value equals the Fund's total assets less any liabilities. The Fund values its assets using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a third party pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value. Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund's Board of Directors.

AUTOMATIC INVESTMENT PLAN

      Pursuant to the Fund's Automatic Distribution Reinvestment Plan (the "Plan"), unless otherwise directed by a Member, all distributions payable to such Member will be automatically reinvested by the Fund's transfer agent (the "Plan Agent") in newly issued Interests. Alternatively a Member may elect not to participate in the Plan and to have all distributions paid in cash by check in U.S. dollars mailed directly to the Member by the Plan Agent, as distribution paying agent.

      The Plan Agent serves as agent for the Members in administering the Plan. When the Board of Directors of the Fund declares a distribution, participants in the Plan will receive a number of Interests equal to the quotient of (i) the amount of such distribution divided by (ii) the net asset value of the Interests immediately prior to such distribution.

      The Plan Agent maintains all Member accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by Members for personal and tax records. Interests in the account of each Plan participant are held by the Plan Agent in non-certificated form.


      There  is  no  charge  to  participants  for  reinvesting   capital  gains
distributions. The Plan Agent's fees for the handling of reinvestment of distributions will be paid by the Fund.


      The Plan may be amended or terminated by the Fund or the Plan Agent by at least 90 days' written notice to all Members of the Fund.

REDEEMING INTERESTS

      You may redeem your investment on any Business Day. Requests for redemption must be submitted in writing to the Fund at the offices of the Adviser (ING Clarion Capital, LLC, 230 Park Avenue, New York, New York 10169). Interests are redeemed after a redemption request has been received at the next determined net asset value.

      Due to the illiquid nature of certain of the Fund's portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a Member may notify the Fund's investment adviser in advance of the Member's intent to submit a redemption request. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Members are encouraged to contact the Adviser regarding redemptions as early as possible. Regardless of such notice, there is no guaranty that the Adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

      REDEMPTIONS-IN-KIND. The Fund has adopted the following redemption policy in conformity with Rule 18f-1 under the 1940 Act. It is the Fund's policy to redeem Interests, with respect to any one Member during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund at the beginning of the period. As an operating policy, the Fund may choose to satisfy redemption requests in excess of such amount by distributing portfolio securities in lieu of cash. This policy may be modified or terminated at any time by the Board of Directors of the Fund. Any Member who owns more than 5% of the outstanding Interests of the Fund that requests a redemption that the Fund elects to pay in-kind will receive a pro-rata distribution of the Fund's portfolio of securities in accordance with Fund's procedures.

      Any securities distributed in-kind would be valued in accordance with the Fund's policies used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). The redeeming Member will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption. For a further description of redemption in-kind procedures and requirements, see "Redemption or Repurchase of Interests " in the SAI.

      FREQUENT TRADING. Frequent trading of Interests in the Fund may increase Fund transaction costs and otherwise negatively impact the Fund's investment program, possibly diluting the Fund's value to its longer-term investors.
However,  because  of the  nature  of the  investors  to whom the  Fund  appeals
(generally relatively long-term holders of Fund shares), as well as the redemption notice and redemption-in-kind provisions discussed above, to date redemptions of, or other trading in Interests in the Fund has been quite limited. Consequently, the Fund has not adopted any policies or procedures specifically intended to monitor or penalize frequent purchases and redemptions of Interests in the Fund.

                                TAX CONSEQUENCES

      The Fund will have the status of a partnership for U.S. federal income tax purposes and, thus, will not be subject to U.S. federal income tax at the entity level. Based upon the status of the Fund as a partnership for U.S. federal income tax purposes, each Member will include its distributive share (as determined in accordance with the governing instruments of the Fund) of the Fund's ordinary income and capital gains in determining its U.S. federal income tax liability, regardless of whether such Member has received any distributions from the Fund. The determination of such share will be made in accordance with the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

      It is intended that the Fund's assets, income and distributions will be managed in such a way that a Member will be able to satisfy the requirements of Subchapter M of the Code, assuming that the Member invested all or substantially all of its assets in the Fund.

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's Annual Reports, and the Fund's "Financial Highlights," which appear in the section below. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY 10036. Shearman & Sterling LLP, New York, serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL HIGHLIGHTS


      The following tables are intended to help you understand the Fund's financial performance. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of all dividends and distributions. The information below for the year ended October 31, 2006 appears in the Fund's Annual Report dated October 31, 2006. The information has been audited by Ernst & Young LLP, whose report, along with the Fund's financial statements, are included in the annual report for 2006, 2005, 2004 and 2003; which is available upon request. The financial highlights for the period ended October 31, 2002 were audited by other auditors whose report expressed an unqualified opinion on those statements. This information is with respect to Interests held since the inception of the Fund. This information should be read in conjunction with the Statement of Additional Information.

                                    Year ended     Year ended      Year ended      Year ended       Period ended
                                    October 31,    October 31,     October 31,     October 31,       October 31,
                                        2006          2005            2004            2003            2002 (1)
-----------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN
Net Asset Value (2)                      7.95%           7.34%          15.67%           6.65%           5.32%(3)
-----------------------------------------------------------------------------------------------------------------

RATIOS AND SUPPLEMENTAL DATA
Net Assets, End of Period ($000)    $ 479,251       $ 550,410       $ 339,587       $ 341,238       $ 359,981

Ratio of Net Expenses to                 0.13%           0.12%           0.09%           0.11%           0.25%(4)
Average Net Assets
Ratio of Net Investment                  7.36%           9.09%           8.71%           8.97%           7.69%(4)
Income to Average Net Assets
Portfolio Turnover Rate                    70%             76%             87%             57%             25%(3)
-----------------------------------------------------------------------------------------------------------------


(1)   Commencement of investment operations was August 1, 2002.

(2) Total investment return is based on net increase in net assets resulting from operations and reflects the effects of changes in the Fund's net assets adjusted for contributions and withdrawals on the performance of the Fund during the period.

(3)   Not annualized.

(4)   Annualized.

                          ADDITIONAL MEMBER INFORMATION

      Additional information about the Fund and its investments is available in the Statement of Additional Information ("SAI") and the Fund's annual and semi-annual reports to Members. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year as well as audited financial statements by the Fund's independent registered public accounting firm. Once you become a Member, you will be sent copies of the Fund's annual and semi-annual reports. These reports will be sent to Members at their addresses of record.

      The SAI and the Fund's annual and semi-annual reports are available without charge, upon request. For a free copy of the Fund's annual or semi-annual report or to request other information or ask questions about the Fund, call the Fund collect at (212) 883-2500.


      Information about the Fund is also available from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the SEC's web site (http://www.sec.gov). You can obtain copies of this information, after paying a duplicating fee, by sending a request by e-mail to publicinfo@sec.gov or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. You also can review and copy information about the Fund, including the SAI, at the SEC's Public Reference Room in Washington, D.C. To find out more about the Public Reference Room, call the SEC at 1-202-551-8090.


      A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's SAI. Because the Fund is not publicly offered, it does not maintain a website.

The Fund's Investment Company Act File Number: 811-21122

                         CLARION VALUE FUND MASTER, LLC
                       STATEMENT OF ADDITIONAL INFORMATION
                             DATED FEBRUARY 28, 2007


      CLARION VALUE FUND MASTER, LLC (the "Fund") is located at 230 Park Avenue, New York, New York 10169, and its telephone number is (212) 883-2500. The primary investment objective of the Fund is to provide high current income. ING Clarion Capital, LLC (the "Adviser") serves as the investment adviser for the Fund.

      The majority of the securities in which the Fund will invest are expected to be subordinated classes having a credit quality of BBB+ or less, including securities considered to be below investment grade. Such securities are considered to be speculative and may be subject to special risks, including a greater risk of loss of principal and non-payment of interest. There is no assurance that the Fund will achieve its investment objective. Investors should carefully assess the risks associated with an investment in the Fund. Investment in the Fund involves a high degree of risk and is suitable only for persons of substantial financial resources who have no need for liquidity in their investment and who can bear the risk of losing their investment.


      This Statement of Additional Information is not a prospectus and should be read in conjunction with the Fund's Prospectus, dated February 28, 2007, a copy of which may be obtained from the Fund.


      Once you become a Member, you will be sent copies of the Fund's Annual and Semiannual Reports. Annual Reports will contain audited financial statements by the Fund's independent registered public accounting firm. These reports will be sent to Members at their addresses of record.

                                TABLE OF CONTENTS

ORGANIZATION, HISTORY AND DESCRIPTION OF INTERESTS ......................    S-3
INVESTMENT RESTRICTIONS .................................................    S-3
OTHER INVESTMENT PRACTICES ..............................................    S-4
CERTAIN RISK FACTORS ....................................................    S-7
THE ADVISER .............................................................   S-11
THE FUND'S PORTFOLIO MANAGERS ...........................................   S-11
DIRECTORS AND OFFICERS ..................................................   S-12
PRINCIPAL MEMBERS .......................................................   S-17
EXPENSES OF THE FUND ....................................................   S-17
PORTFOLIO TRANSACTIONS AND BROKERAGE ....................................   S-18
NET ASSET VALUE .........................................................   S-18
AVERAGE CREDIT QUALITY ..................................................   S-19
DISCLOSURE OF PORTFOLIO HOLDINGS ........................................   S-19
REDEMPTION ..............................................................   S-20
TAX CONSEQUENCES ........................................................   S-21
ADMINISTRATOR & CUSTODIAN ...............................................   S-22
         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL    S-22
         FINANCIAL STATEMENTS ...........................................   S-22

               ORGANIZATION, HISTORY AND DESCRIPTION OF INTERESTS

      Clarion Value Fund Master Fund, LLC (the "Fund") was organized in Delaware in June, 2002 as an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"). Until February 2005, the Fund operated under the name Clarion CMBS Value Fund Master, LLC.

      The Fund is a master fund in a master-feeder fund structure and, accordingly, certain of its investors are other investment funds (referred to as "feeder funds") investing all or a substantial portion of their assets in the Fund. The Fund's feeder funds are:

      o Clarion Value Fund, Inc., a Maryland corporation operating as a registered investment company under the 1940 Act.
      o Clarion Fund plc, an investment fund incorporated in Ireland and authorized by the Central Bank of Ireland.
      o Clarion Value Reserve (BVI), L.P., a limited partnership formed in the Territory of the British Virgin Islands.

      All ownership interest in the Fund (the "Interests") are equal as to distributions and voting privileges and have no preemptive, conversion, exchange or redemption rights. Members of the Fund (the "Members") are entitled to a pro rata share in the net assets of the Fund available for distribution to Members upon liquidation of the Fund.

                             INVESTMENT RESTRICTIONS

FUNDAMENTAL RESTRICTIONS

      The Fund's investment objective and the investment restrictions set forth below are fundamental. Fundamental restrictions cannot be changed without the approval of the holders of a majority of the Fund's outstanding voting securities. The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding Interests of the Fund or (b) 66 2/3% or more of the Interests represented at a meeting at which more than 50% of the outstanding Interests are present or represented by proxy. The Fund may not:

      (1) invest 25% or more of the value of its total assets in any one industry (mortgage-backed securities and other securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries); provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property;

      (2) issue senior securities except that the Fund may borrow up to 5% of its total assets for temporary purposes; pledge its assets other than to secure such issuances or in connection with hedging transactions, when-issued and forward commitment transactions and similar investment strategies. The Fund's obligations under interest rate swaps are not treated as senior securities; the Fund may not utilize leverage as an investment technique;

      (3) make loans of money or property to any person, except through the purchase of fixed income securities consistent with the Fund's investment objective and policies or the acquisition of securities subject to repurchase agreements;

      (4) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own Interests the Fund may be deemed to be an underwriter;

      (5) invest for the purpose of exercising control over management of any company other than issuers of collateralized mortgage obligations;

      (6) purchase real estate or interests therein other than CMBS and similar instruments or accept distribution of real property without appropriate environmental review;

      (7) purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commission as a commodity pool;

      (8)   make any short sale of securities;

      (9) invest in leveraged derivatives; leveraged derivatives are defined as a derivative (a) whose value is typically computed based on a multiple of the change in the price or value of an asset or the amount of an index and (b) whose related assets or index is inconsistent with the Fund's investment objectives and policies; or

      (10) engage in transactions with counterparties which do not meet the following minimum risk ratings: minimum counterparty rating for counterparties with respect to OTC Derivatives is a Moody's "A3" Derivatives Counterparty Rating for any OTC derivative while it has a maturity of six months or less and Moody's "AA3" Derivatives Counterparty Rating for any OTC derivative while it has a maturity greater than six months. If a counterparty is not rated by Moody's on a derivatives counterparty basis, then either the Moody's or S&P long term rating ("A3/A-" for six months, or less and "AA3/AA-" for greater than six months) can be used as a substitute. Additionally, all counterparties must have a minimum short term rating of "A-1/P-1" by both S&P and Moody's.

      If a percentage restriction on an investment or use of assets set forth in a fundamental restriction is adhered to at the time a transaction is effected, later changes in percentages resulting from changing market values will not be considered a deviation from the restriction.


      In addition, the limitation above regarding making loans is understood by the Board of Directors to permit the Fund to purchase loans made by others and to hold and trade in such loans.


NON-FUNDAMENTAL RESTRICTIONS


      All investment policies described in the prospectus or this Statement of Additional Information that are not specified as fundamental may be changed by the Board of Directors without Member approval. The Fund will give notice to its Members sixty days in advance of a change in any non-fundamental investment policy.


      The Fund has adopted the following non-fundamental restrictions:

            o     The Fund may not invest in inverse floaters;
            o     The Fund may not invest in dollar rolls;
            o     The Fund may not invest in reverse repurchase agreements; and
            o     To   the   extent   the   Fund   invests   in    single-family
                  mortgage-backed   securities,  the  Fund  may  not  invest  in
                  interest-only or principal-only mortgage backed securities.

                           OTHER INVESTMENT PRACTICES

      INTERESTS RATE TRANSACTIONS. The Fund may enter into interest rate swaps and the purchase or sale of interest rate caps and floors. The Fund expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities the Fund anticipates purchasing at a later date. The Fund will use these transactions as a hedge or for duration or risk management. The Fund will not sell interest rate caps or floors that it does not own. Interests rate swaps involve the exchange by the Fund with another party of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal). The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a pre-determined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

      The Fund may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of two payments on the payment dates). The Fund will accrue the net amount of the excess, if any, of the Fund's obligations over its entitlements with respect to each interest rate swap on a daily basis and will segregate with a custodian an amount of cash or liquid high grade securities having an aggregate net asset value at all times at least equal to the accrued excess. The Fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated investment grade by at least one nationally recognized statistical rating organization at the time of entering into such transaction. If there is a default by the other party to such a transaction, the Fund will have contractual remedies pursuant to the agreements related to the transactions.

      SYNTHETIC SECURITIES. The Fund may invest in synthetic securities as a substitute for non-synthetic positions. These synthetic securities may include total return swaps, credit default swaps, credit linked notes and synthetic securitizations. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.

      FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS. The Fund may also enter into contracts for the purchase or sale for future delivery ("futures contracts") of debt securities, aggregates of debt securities or indices or prices thereof, other financial indices and U.S. government debt securities or options on the above. The Fund will engage in such transactions only for bona fide hedging, and risk management (including duration management). However, the Fund may also enter into such transactions to enhance income or gain, in accordance with the rules and regulations of the CFTC. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments. Pursuant to Commodity Futures Trading Commission Rule 4.5, the Adviser is not subject to regulation or registration as a commodities pool operator with respect to the investment operations of the Fund.

      CALLS ON SECURITIES, INDICES AND FUTURES CONTRACTS. The Fund may sell or purchase call options ("calls") on U.S. Treasury securities, corporate debt securities, mortgage-backed securities, asset-backed securities, zero coupon securities, other debt securities, indices, Eurodollar instruments that are traded on U.S. and non-U.S. securities exchanges and in the over-the-counter markets and futures contracts. A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying security, futures contract or index at the exercise price at any time or at a specified time during the option period. All such calls sold by the Fund must be "covered" as long as the call is outstanding (i.e., the Fund must own the securities or futures contract subject to the call or other securities acceptable for applicable escrow requirements). A call sold by the Fund exposes the Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security, index or futures contract and may require the Fund to hold a security of futures contract which it might otherwise have sold. The purchase of a call gives the Fund the right to buy a security, futures contract or index at a fixed price. Calls on futures on U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments must also be covered by deliverable securities of the futures contract or by liquid high grade debt securities segregated to satisfy the Fund's obligations pursuant to such instruments.

      PUTS ON SECURITIES, INDICES AND FUTURES CONTRACTS. The Fund may purchase put options ("puts") that relate to U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments (whether or not it holds such securities in its portfolio), indices or futures contracts. The Fund may also sell puts on U.S. Treasury securities, mortgage-backed securities, other debt securities, Eurodollar instruments, indices or futures contracts on such securities if the Fund's contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price. The Fund will not sell puts if, as a result, more than 50% of the Fund's assets would be required to cover its potential obligations under its hedging and other investment transactions. In selling puts, there is a risk that the Fund may be required to buy the underlying instrument at a price higher than the current market price.

      EURODOLLAR INSTRUMENTS. The Fund may make investments in Eurodollar instruments. Eurodollar instruments are essentially U.S. dollar denominated futures contracts or options thereon which are linked to the London Interbank Offered Rate ("LIBOR"). Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings. Ordinarily, the Fund intends to use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps are linked, although it may utilize such investment to enhance income or gain.

      WHEN-ISSUED AND FORWARD COMMITMENT SECURITIES. The Fund may also purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis. When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date. When-issued securities and forward commitments may be sold prior to the settlement date, but the Fund will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be. If the Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss. At the time the Fund enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities. The value of these assets will be monitored daily to ensure that their marked to market value will at all times equal or exceed the corresponding obligations of the Fund. There is always a risk that the securities may not be delivered and that the Fund may incur a loss. Settlements in the ordinary course, which typically occur monthly for mortgage-backed securities, are not treated by the Fund as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

      REPURCHASE AGREEMENTS. The Fund may invest temporarily, in repurchase agreements, which are agreements pursuant to which securities are acquired by the Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to any of the portfolio securities in which the Fund is authorized to invest (U.S. government and mortgage securities). Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the SEC. The Fund may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Fund's Board of Directors ("Qualified Institutions"). The Adviser will monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Fund's Board of Directors. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security. The collateral is marked to market daily. Such agreements permit the Fund to keep all its assets earning interest while retaining "overnight" flexibility in pursuit of investments of a longer-term nature.

      RESTRICTED AND ILLIQUID SECURITIES. The Fund may purchase certain restricted securities ("Rule 144A securities") eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the Securities Act of 1933. Rule 144A provides an exemption from the registration requirements of the Securities Act of 1933 for the resale of certain restricted securities to qualified institutional buyers. One effect of Rule 144A is that certain restricted securities may not be illiquid. (Restricted securities may also become illiquid.) The Fund's holdings of Rule 144A securities that are liquid securities will not be subject to its limitation on investment in illiquid securities. The Fund's Board of Directors has adopted policies and procedures for the purpose of determining whether securities that are eligible for resale under Rule 144A are liquid or illiquid. The Adviser, under the supervision of the Fund's Board of Directors, will consider whether securities purchased under Rule 144A are illiquid. In making this determination, the Adviser will consider the trading markets for the specific security, taking into account the unregistered nature of a Rule 144A security. In addition, the Adviser could consider (1) the frequency of trades and quotes, (2) the number of dealers and potential purchasers (in that the absence of qualified institutional buyers interested in a security would render it illiquid), (3) the dealer undertakings to make a market, and (4) the nature of the security and of market trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer). Rule 144A liquidity decisions made by the Adviser are subject to oversight, and procedural limitations set, by the Board of Directors. The Fund may also purchase restricted securities eligible for sale to institutional accredited investors under Regulation D under the Securities Act of 1933.


      LOANS AND INTERESTS IN LOANS. Although the Fund will not make loans directly, the Fund may purchase loans from other creditors and then hold and trade in such loans. Holding such loans presents the following risks: risk of default, which refers to the possibility that the borrower will be unable or unwilling to repay all or part of the amount owed; risk of delayed payment, which refers to the possibility that the borrower will be unable or unwilling to make payment at the time expected; and risk of inadequate collateral, which refers to the possibility that any property that may have been pledged to secure the borrower's promise to pay will be worth less when delivered than expected. Investments in loans may be less liquid than investments in many securities and carry fewer legal protections in the event of fraud or misrepresentation. Unlike debt instruments that are securities, investments in loans are not regulated by federal securities laws or the SEC.

                              CERTAIN RISK FACTORS

      INTERESTS RATE AND SPREAD RISK. The market values of the Fund's assets will generally fluctuate inversely with changes in prevailing interest rates and spreads and directly with the perceived credit quality of such assets. Interests rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the Fund. Interests rate fluctuations can adversely affect the Fund's income in many ways and present a variety of risks, including the risk of increased prepayments. In addition, securities with longer durations, such as subordinate CMBS (as explained below), tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations. To the extent the various hedging techniques and active portfolio management employed by the Fund do not offset these changes, the net asset value of the Fund's Interests will also fluctuate in relation to these changes. The various investment techniques employed by the Fund and the different characteristics of particular securities in which the Fund may invest make it very difficult to predict precisely the impact of interest rate and credit quality changes on the net asset value of the Interests .

      MARKET RISK. The market price of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

      SPECIAL RISKS FROM OWNERSHIP OF SUBORDINATE SECURITIES. The Fund intends to acquire various subordinate classes of securities, including unrated and "first loss" classes. A "first loss" class is the most subordinate class of a multi-class issuance of pass-through or debt securities and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the commercial mortgage loans or other assets underlying such securities (the "Collateral"). Subordinate securities are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. The market values of such subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity. In addition, the Fund's investments in subordinate securities will be subject to the risks of adverse conditions in the securities markets. Such adverse conditions would impair the value and marketability of such investments. The yield-to-maturity on subordinate securities may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses. Because the subordinate classes of securities generally have little or no credit support, to the extent that losses are realized on the Collateral, the Fund may not recover the full amount, or any, of its investment in such subordinate securities. The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes. On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the subordinate classes. Typically, interest deferred on subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest. Such deferral of interest generally will adversely affect the yield on the subordinate classes. The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral. The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, demographic, tax, legal and other factors. Prepayments on the Collateral are generally allocated to the more senior classes until the balance of such senior classes is reduced to zero. As a result, the weighted average lives of subordinate classes may be longer than would otherwise be the case. To the extent that the holders of subordinate classes are not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the subordinate classes may be adversely affected.

      To the extent the Fund does not obtain special servicing rights, the servicer of such Collateral may not have the same incentive to exercise remedies with respect to such defaulted Collateral as would the holders of the subordinate classes who would experience loss as a result of such defaulted Collateral earlier than the holders of the more senior classes. Accordingly, the Collateral may not be serviced in a manner that is most advantageous to the Fund as the holder of a subordinate class.

      Certain of securities that the Fund will acquire will include interests that have not been registered under the Securities Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

      Furthermore, the prices of lower credit quality securities have been found to be less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in the price of lower credit quality securities because the advent of a recession could lessen the ability of obligors under the Collateral to make principal and interest payments. In such event, existing credit supports may be insufficient to protect against loss of principal.

      CREDIT RISK. The Collateral will present credit risk, both with respect to delinquency and default. Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan. Default refers to the potential for unrecoverable principal loss from the sale of foreclosed Collateral for an amount less than the unpaid principal balance of the applicable loan. The value of the securities purchased by the Fund will depend, in part, upon the creditworthiness of the obligors under the Collateral for payment of principal and interest. If the Fund does not receive scheduled interest or principal payments on such Collateral, the Fund's net asset value may be adversely affected. There is no assurance that the liquidation of Collateral will satisfy the borrower's obligation, or that the Collateral can be liquidated.

      With respect to Collateral comprised of mortgage loans, because payments of principal and interest on the mortgage loans depends solely on cash flow from the underlying properties, these risks, in turn, result from the risks associated with the direct ownership of real estate. These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results. In addition, other factors may adversely affect the mortgaged properties' value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

      While the credit quality of the Collateral supporting the CMBS in which the Fund may invest will reflect the perceived appropriateness of future cash flows to meet operating expenses, as a result of any of the factors mentioned above, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements). Consequently, the obligors under commercial mortgages may be unable to make payments of interest in a timely fashion, increasing the risk of default on the mortgage loan. In addition, the repayment of the commercial mortgage loans will typically depend upon the future availability of financing and the stability of real estate property values.

      Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral. As a result, in the event of default by a borrower, the lender has recourse only against the specific property pledged to secure the loan and not against the borrower's other assets. If the borrower is not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, the lender will need to recover the unpaid principal balance of the loan from the value of the property. Factors such as the title to the property, its physical and environmental condition (which may deteriorate during foreclosure proceedings) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make the lender unable to fully recover such amount.

      In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

      LIMITED RECOURSE ON COLLATERAL. The Fund anticipates that a substantial portion of the Fund's Collateral may contain limitations on recourse against the ultimate borrower. In other cases, recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the Collateral is located or by the selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific Collateral, the value of which may not be sufficient to prevent the Fund from sustaining losses. As to Collateral that includes recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery sufficient to prevent such losses.

      INSURANCE MAY NOT BE SUFFICIENT TO COVER CASUALTIES. The Fund's Collateral will generally require the borrowers thereunder to obtain insurance coverage of the type and in the amount customarily obtained by owners of assets similar to the applicable Collateral, including liability and fire and extended coverage in amounts sufficient to permit replacement of such assets in the event of a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism and acts of war that may be uninsurable or not
economically  insurable.  Under  such  circumstances,   the  insurance  proceeds
received by the borrower, if any, might not be adequate to restore the Collateral. In such event, upon a default under such Collateral, there may be insufficient proceeds from the foreclosure sale of such impaired assets to prevent the Fund from incurring losses.

      PREPAYMENTS. The value of the Fund's investments may be affected by prepayments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans and securities generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments. The types of securities in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

      GEOGRAPHIC CONCENTRATION. To the extent the Fund's Collateral consists of mortgage loans, repayments by the borrowers and the market value of the mortgaged properties underlying such Collateral may be affected by economic conditions in regions where the mortgaged properties are located, conditions in the real estate market where the mortgaged properties are located, changes in the governmental rules and fiscal policies, acts of nature (which may result in uninsured losses) and other factors particular to the locales of the respective mortgaged properties. The Fund has no established limits with respect to the geographic concentration of the properties securing its Collateral.


      RISKS OF REAL ESTATE AND REAL ESTATE RELATED INVESTMENTS. To the extent the Fund's Collateral consists of mortgage loans, the Fund may become subject to risks related to direct ownership of real estate in the event a mortgage loan is foreclosed upon and the Fund becomes the owner of the underlying property. Investments in real estate and real estate related assets are subject to various risks, including: adverse changes in national or international economic conditions; adverse local market conditions (including oversupply of office space, hotel rooms, retail, industrial or other commercial space); the financial condition of tenants (which may be adversely impacted by plant closings, industry slowdowns and other factors), buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Fund.


      ENVIRONMENTAL RISK. To the extent the Fund's Collateral consists of mortgage loans, the Fund may become subject to environmental risks when the properties securing such Collateral encounter environmental problems. The operating costs and values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Such laws often impose liability regardless of whether the owner, operator or, in certain cases, mortgagee knows of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property. The Fund's income could be affected adversely by the existence of an environmental liability with respect to such properties.

      LARGE INVESTORS. The Fund is offered primarily to other investment companies (i.e., its feeder funds). If a large holder were to redeem a significant portion of its Interest, it could have a negative effect on the Fund's expense ratio and the Fund's portfolio, potentially causing the Fund to no longer be viable.

      NON-DIVERSIFIED STATUS UNDER FEDERAL SECURITIES LAWS. The Fund has registered with the Securities and Exchange Commission as a "non-diversified" investment company which enables it to invest more than 5% of its assets in the obligations of any single issuer. As a result of its ability to concentrate its investments in the obligations of a smaller number of issuers, the Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence. As a matter of fundamental policy, the Fund will generally not invest more than 25% of its assets in the securities of any one industry. CMBS and other securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

      ILLIQUID SECURITIES. The Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid. Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity. Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all. Subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).

      OTHER INVESTMENT MANAGEMENT TECHNIQUES. The Fund intends to enter into hedging transactions primarily to protect itself from the effect of interest rate fluctuations on its floating rate debt and also to protect its portfolio of mortgage assets from interest rate and prepayment rate fluctuations. There can be no assurance that the Fund's hedging activities, including use of U.S. Treasury securities, swaps, options on such instruments and caps and floors will have the desired beneficial impact on the Fund's results of operation or financial condition. Moreover, no hedging activity can completely insulate the Fund from the risks associated with changes in interest rates and prepayment rates. The Fund's performance may be affected adversely if the Fund fails to limit the effects of changes in its operations by employing an effective hedging strategy. Hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates. The Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising. Losses on a hedge position may reduce the Fund's net asset value. There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

      The use of repurchase agreements involves certain risks. For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Fund will seek to dispose of such securities, which action could involve costs or delays. If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Fund's ability to dispose of the underlying securities may be restricted. Finally, it is possible that the Fund may not be able to substantiate its interest in the underlying securities. To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest. If the seller fails to repurchase the securities, the Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

      COUNTERPARTY RISK. The Fund may enter into over-the-counter hedging transactions in which the protections afforded to participants in an organized exchange and in a regulated environment may not be available, which will expose the Fund to credit risks due to counterparty and legal enforceability risks. Although the Fund intends to enter into such contracts only with counterparties the Fund believes to be financially sound and to monitor the financial soundness of such parties on a periodic basis, the Fund will be exposed to the risk that the counterparties with which the Fund trades may become financially unsound or insolvent. If a counterparty ceases making markets and quoting prices in such instruments, which may render the Fund unable to enter into an offsetting transaction with respect to an open position, the Fund may be forced to unwind its position, which may result in a loss on the hedge position and could cause the Fund to suffer the adverse consequences against which the hedging transaction was designed to protect. In addition, if any of the hedging instruments acquired by the Fund are traded on exchanges, the Fund may be subject to the risk of trading halts, suspensions, exchange or clearing house equipment failure, insolvency of a brokerage firm or other disruptions of normal trading activities.

      REDEMPTIONS. As an open-end fund, the Fund is required to redeem its Interests if so requested by Members. Subject to the Fund's "redemptions in-kind" policy, if the Fund is required to sell assets to pay redemptions, such "forced" sales may prevent the Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Fund. Such sales may cause the Fund to realize capital gains in excess of the gains that otherwise would have been distributed to the Fund's Members in such year. Such capital gains distributions will be taxable to certain Members.

      Members receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Furthermore, because a redemption in-kind may result in a Member receiving an "odd lot" of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the Member may face increased difficulty in liquidating such security for its redemption value. As a result, Members are encouraged to contact the Fund's investment adviser regarding redemptions as early as possible. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Regardless of such notice, there is no guaranty that the Fund's adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

      LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS. The Fund's charter contains provisions which, subject to certain exceptions, limits the liability of the directors and officers of the Fund to the Fund or to its Members for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from deliberate dishonesty.

                                   THE ADVISER

ADVISORY AGREEMENT


      The Adviser, ING Clarion Capital, LLC provides investment advisory services as the investment adviser of the Fund. As of December 31, 2006, the Adviser has $2.9 billion under management in various accounts using various strategies in the fixed income market.


      The Advisory Agreement will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the 1940 Act. As described below, in determining whether to approve the continuance of the Advisory Agreement, the Fund's Director's will use their reasonable business judgment to decide, among other things, whether the Agreement benefits the Members and is reasonable under the circumstances, and whether any compensation paid by the Fund is reasonable and would have been negotiated at arms-length.

      The Advisory Agreement provides that the Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The Advisory Agreement provides that it will terminate automatically if assigned, within the meaning of the 1940 Act, and that it may be terminated without penalty by either party upon not more than 60 days' nor less than 30 days' written notice.


      The Adviser currently receives no asset-based fees from the Fund in connection with its services under the Advisory Agreement. However, management fees may be charged at both the Fund and feeder fund levels, subject, as to each feeder fund, to any overall fee cap (measuring fees on a combined basis at both the Fund and feeder fund level) that a particular feeder fund may have in place. In addition, the Adviser may receive reimbursements for out-of-pocket due diligence expenses from the Fund. Notwithstanding the flexibility to charge management fees at the level of either the Fund or the feeder funds, currently all such fees are charged at the level of the feeder funds and that arrangement many be varied only upon a vote of the Fund's Directors, including a majority of the Fund's Independent Directors (i.e., those Directors who are not "interested persons" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act).


                         THE FUND'S PORTFOLIO MANAGERS

      Mr. Daniel Heflin and Mr. Stephen Baines are the portfolio managers of the Fund. The two share primary responsibility for the Fund's day-to-day management.

      As of December 31, 2006, Mr. Heflin and Mr. Baines are primarily responsible for the day-to-day management of two registered investment companies (including the Fund) with assets of approximately $649 million, seven pooled investment vehicles with assets of approximately $1.64 billion, and five accounts with assets of approximately $590 million. As to these other accounts, the Adviser receives a performance-based fee with respect to $0 of the assets of the registered investment companies, $422 million of the assets of the other pooled investment vehicles, and $0 of the assets of the other accounts.


      Mr. Heflin's and Mr. Baines' current annual compensation is a combination of salary and discretionary bonus which is based on the financial performance of the Adviser for that year.


      As of December 31, 2006, Mr. Heflin and Mr. Baines each hold no Fund shares.


      As already noted, Mr. Heflin and Mr. Baines serve as portfolio managers to other clients that may utilize investment programs substantially similar to that of the Fund. In addition, the Adviser currently serves as investment adviser to other registered investment companies, unregistered investment companies and accounts (including accounts of affiliates), some of which provide for incentive compensation (such as performance fees). Consequently, the Adviser's investment management activities, including those directed by Mr. Heflin and Mr. Baines, may present conflicts between the interests of the Fund and those of the Adviser and potentially among the interests of various accounts managed by the Adviser, principally with respect to allocation of investment opportunities among similar strategies. Although the Adviser has adopted allocation procedures intended to provide for equitable treatment of all accounts, it is possible that unforeseen or unusual circumstances may arise requiring case-by-case treatment. The allocation procedures generally contemplate like treatment for like accounts, with exceptions for various special considerations, including an account's tax position, cash management requirements, concentration tolerance or minimum investment size policies.

                             DIRECTORS AND OFFICERS


      The Fund is governed by a Board of Directors. Although the Fund is organized as a limited liability company, the Board of Directors exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the directors of an investment company registered under the 1940 Act organized as a corporation. The Board of Director's elects officers for the Fund to manage the Fund's day-to-day operations. The following is a list of the Directors and officers of the Fund and information relating to their involvement with the Fund.


      Unless otherwise noted, the address of all Directors and Officers is c/o Clarion Value Fund Master, LLC, 230 Park Avenue, NY, NY 10169. The "Fund Complex" referred to throughout this section of the SAI consists of the Fund, Clarion Value Fund, Inc., and the Clarion Total Return Fund. (ING Clarion Investors LLC is not a part of the Fund Complex because it is neither held out as a related company nor does it have a common investment adviser.)

                             INDEPENDENT DIRECTORS*


---------------------------------------------------------------------------------------------------------------------
                                                                                 NUMBER OF
                                              TERM OF         PRINCIPAL        PORTFOLIOS IN
       NAME, ADDRESS                        OFFICE AND      OCCUPATION(S)       FUND COMPLEX
          AND AGE           POSITION(S)      LENGTH OF      DURING PAST 5       OVERSEEN BY      OTHER DIRECTORSHIPS
                           HELD WITH FUND   TIME SERVED         YEARS             DIRECTOR         HELD BY DIRECTOR
---------------------------------------------------------------------------------------------------------------------
S. Leland Dill             Director        Until death,    Advisory Board             3         Clarion Value Fund,
                                           resignation     Member                               LLC; Clarion Total
(age 76)                                   or removal;     Hedgeforum,                          Return Fund; ING
                                           since           Citicorp Hedge                       Clarion Investors
                                           September       Fund Portfolios                      LLC; Phoenix Funds
                                           2005            (2005 to                             (50 portfolios)
                                                           present);                            (1989 to present);
                                                           retired in 1986                      Scudder Investments
                                                           as                                   (51 portfolios)
                                                           Partner-in-charge                    (1986 to 2005);
                                                           of Investment                        Coutts (USA)
                                                           Services                             International (50
                                                           Practice at                          portfolios) (1992
                                                           KMPG, LLP                            to 2000); Coutts
                                                                                                Trust Holdings (50
                                                                                                portfolios) (1991
                                                                                                to 1999); Coutts
                                                                                                Group (50
                                                                                                portfolios) (1994
                                                                                                to 1999)
---------------------------------------------------------------------------------------------------------------------
Steven N. Fayne            Director        Until death,    Managing Director,         3         Clarion Value Fund,
                                           resignation or  Capmark Finance                      Inc.; Clarion Total
(age 55)                                   removal; since  Inc.; Formerly,                      Return Fund; ING
                                           June 2002       Managing Director,                   Clarion Investors LLC
                                                           ARCS Affordable
                                                           Housing
---------------------------------------------------------------------------------------------------------------------
I.  Trevor Rozowsky        Director        Until death,    Executive Vice             3         Clarion Value Fund,
                                           resignation or  President, Lydian                    Inc.; Clarion Total
(age 45)                                   removal; since  Trust Company;                       Return Fund; ING
                                           June 2002       President and                        Clarion Investors LLC
                                                           Chief Executive
                                                           Officer, Lydian
                                                           Private Bank;
                                                           Formerly, Senior
                                                           Vice President,
                                                           Ocwen Financial
                                                           Corporation
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                                 NUMBER OF
                                              TERM OF         PRINCIPAL        PORTFOLIOS IN
       NAME, ADDRESS                        OFFICE AND      OCCUPATION(S)       FUND COMPLEX
          AND AGE           POSITION(S)      LENGTH OF      DURING PAST 5       OVERSEEN BY      OTHER DIRECTORSHIPS
                           HELD WITH FUND   TIME SERVED         YEARS             DIRECTOR         HELD BY DIRECTOR
---------------------------------------------------------------------------------------------------------------------
James Webb                 Director        Until death,    Independent                3         Clarion Value Master
                                           resignation or  consultant to                        Fund, Inc.; Clarion
(age 45)                                   removal; since  hedge funds;                         Total Return Fund; ING
                                           September 2005  Founder principal                    Clarion Investors LLC;
                                                           of GlobeOp                           Rubicon Master Fund (4
                                                           Financial                            feeder portfolios);
                                                           Services, LLC                        Rubicon Quantitative
                                                                                                Strategies Master Fund
                                                                                                (2 feeder portfolios);
                                                                                                GSA Capital
                                                                                                International Master
                                                                                                Fund, Ltd. (3 feeder
                                                                                                portfolios); GSA
                                                                                                Capital Macro Master
                                                                                                Fund Ltd. (2 feeder
                                                                                                portfolios); GSA
                                                                                                Capital GMN Master
                                                                                                Fund Limited (3 feeder
                                                                                                portfolios)
---------------------------------------------------------------------------------------------------------------------


* Not "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act.

                              INTERESTED DIRECTORS*


------------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF
                                                TERM OF         PRINCIPAL        PORTFOLIOS IN
       NAME, ADDRESS                          OFFICE AND      OCCUPATION(S)       FUND COMPLEX
          AND AGE             POSITION(S)      LENGTH OF      DURING PAST 5       OVERSEEN BY      OTHER DIRECTORSHIPS
                             HELD WITH FUND   TIME SERVED         YEARS             DIRECTOR         HELD BY DIRECTOR
------------------------------------------------------------------------------------------------------------------------
Frank L. Sullivan, Jr. **     Chairman of     Until death,   Managing                   2           Clarion Value Fund,
                              the Board       resignation    Director, ING                          Inc.
(age 61)                                      or removal;    Clarion
                                              since July     Partners, LLC
                                              1997
------------------------------------------------------------------------------------------------------------------------
Daniel Heflin **              President,      Until death,   President, ING             3           Clarion Value Fund,
                              CEO and         resignation    Clarion Capital,                       Inc.; Clarion Total
(age 43)                      Director        or removal;    LLC                                    Return Fund
                                              since July
                                              1997
------------------------------------------------------------------------------------------------------------------------


*     "Interested  persons"  within the meaning of Section  2(a)(19) of the 1940
      Act.


** Mr. Sullivan and Mr. Heflin are employees of the Adviser or an affiliate of the Adviser.

                                    OFFICERS


-----------------------------------------------------------------------------------------------------------
     NAME, ADDRESS          POSITION(S)      TERM OF OFFICE AND    PRINCIPAL OCCUPATION(S) DURING PAST 5
        AND AGE            HELD WITH FUND      LENGTH OF TIME                      YEARS
                                                   SERVED
-----------------------------------------------------------------------------------------------------------
Daniel Heflin             President, CEO    Until death,          President and CEO, ING Clarion
                          and Director      resignation or        Capital, LLC
(age 43)                                    removal; since July
                                            1997
-----------------------------------------------------------------------------------------------------------
Stephen Baines            Vice President    Until death,          Chief Investment Officer, ING Clarion
                                            resignation or        Capital, LLC; Formerly, Founding Partner,
(age 45)                                    removal; since        James Howard, LP
                                            November 2003
-----------------------------------------------------------------------------------------------------------
Joanne M. Vitale          Vice President    Until death,          Director, ING Clarion Partners, LLC;
                                            resignation or        Formerly, Senior Vice President, ING
(age 50)                                    removal; since July   Clarion Partners, LLC; Vice President,
                                            1997                  ING Clarion Partners, LLC
-----------------------------------------------------------------------------------------------------------
Jerry Chang               Chief             Until death,          Chief Compliance Officer and Chief
                          Compliance        resignation or        Financial Officer, ING Clarion Capital,
(age 40)                  Officer           removal; since May    LLC; Formerly, Vice President, Strategic
                                            2005                  Value Partners, LLC
-----------------------------------------------------------------------------------------------------------

      The following table sets forth information regarding compensation of Directors by the Fund for the year ended October 31, 2006. Officers of the Fund and Interested Directors do not receive any compensation from the Fund.

---------------------------------------------------------------------------------------------------------------------
                                                         PENSION OR          ESTIMATED ANNUAL      TOTAL COMPENSATION
   NAME OF PERSON, POSITION          AGGREGATE       RETIREMENT BENEFITS      BENEFITS UPON        FROM FUND AND FUND
                                   COMPENSATION      ACCRUED AS PART OF         RETIREMENT          COMPLEX PAID TO
                                     FROM FUND          FUND EXPENSES                                  DIRECTORS
---------------------------------------------------------------------------------------------------------------------
Frank L. Sullivan, Jr.,*         $0                  $0                      $0                    $0
Chairman of the Board
---------------------------------------------------------------------------------------------------------------------
Daniel Heflin*, President,       $0                  $0                      $0                    $0
CEO and Director
---------------------------------------------------------------------------------------------------------------------
Stephen C. Asheroff **,          $2,500              $0                      $0                    $7,500
Director
---------------------------------------------------------------------------------------------------------------------
S. Leland Dill, Director         $5,000              $0                      $0                    $15,000
---------------------------------------------------------------------------------------------------------------------
Steven N.  Fayne,  Director      $5,000              $0                      $0                    $15,000
---------------------------------------------------------------------------------------------------------------------
I.  Trevor Rozowsky, Director    $5,000              $0                      $0                    $15,000
---------------------------------------------------------------------------------------------------------------------
James Webb, Director             $5,000              $0                      $0                    $15,000
---------------------------------------------------------------------------------------------------------------------


*     Interested Director

**    Mr. Asheroff resigned as a Director in May of 2006.

      The following table sets forth information as of December 31, 2006 regarding ownership by the Directors of the Fund of equity securities of the Fund. Dollar ranges of ownership are indicated as follows: A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to $100,000; E = over $100,000.


                              INDEPENDENT DIRECTORS


------------------------------------------------------------------------------------------------------------------
            (1)                                  (2)                                         (3)
------------------------------------------------------------------------------------------------------------------
      NAME OF DIRECTOR            DOLLAR RANGE OF EQUITY SECURITIES            AGGREGATE DOLLAR RANGE OF EQUITY
                                              IN THE FUND                  SECURITIES IN ALL FUNDS IN FUND COMPLEX
                                                                                     OVERSEEN BY DIRECTOR
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
S. Leland Dill                                    A                                           A
------------------------------------------------------------------------------------------------------------------
Steven N. Fayne                                   A                                           A
------------------------------------------------------------------------------------------------------------------
I.  Trevor Rozowsky                               A                                           A
------------------------------------------------------------------------------------------------------------------
James Webb                                        A                                           A
------------------------------------------------------------------------------------------------------------------


                              INTERESTED DIRECTORS

------------------------------------------------------------------------------------------------------------------
            (1)                                  (2)                                         (3)
------------------------------------------------------------------------------------------------------------------
      NAME OF DIRECTOR            DOLLAR RANGE OF EQUITY SECURITIES            AGGREGATE DOLLAR RANGE OF EQUITY
                                              IN THE FUND                  SECURITIES IN ALL FUNDS IN FUND COMPLEX
                                                                                     OVERSEEN BY DIRECTOR
------------------------------------------------------------------------------------------------------------------
Frank L. Sullivan, Jr.                            A                                           E
------------------------------------------------------------------------------------------------------------------
Daniel Heflin                                     A                                           E
------------------------------------------------------------------------------------------------------------------


      Mr. Fayne has served as a director to Clarion Commercial Holdings, Inc., a Maryland corporation that is advised by the Adviser. In addition, each of the Independent Directors serves as a director of Clarion Value Fund, Inc., a Maryland Corporation advised by the Adviser, which is one of the Fund's feeder funds, Clarion Total Return Fund (also advised by the Adviser) and ING Clarion Investors LLC (internally managed; no investment adviser). Except as otherwise disclosed herein, none of the Independent Directors has held any other position with (i) the Fund, (ii) an investment company advised by, controlled by or under common control with the Adviser, (iii) the Adviser or other affiliate of the Fund, or (iv) any person controlling, controlled by or under common control with the Adviser. None of the Independent Directors owns, beneficially or of record, securities issued by (i) the Adviser or (ii) any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser. None of the Independent Directors (or the immediate family of any of them) own securities of the Adviser (or of any of its affiliates).

      There were four meetings of the Board of Directors for the fiscal year ended October 31, 2006. For that period, each current Director attended at least seventy five percent of the aggregate number of meetings of the Board and of any Committee on which they served.

      The Board of Directors has a single standing committee devoted to review of the Fund's audit functions and its independent accountants. This Audit Committee reviews the contract between the Fund and its independent accountants, recommends the continuation or termination of the contract with the independent accountants, oversees the Fund's accounting and financial reporting policies, procedures and internal controls and generally acts as a liaison with the independent accountants. The Audit Committee consists of four Independent Directors, Messrs. Dill, Fayne, Rozowsky and Webb. The Audit Committee held two meetings during the fiscal year ended October 31, 2006.

      At a meeting on November 30, 2005, the Board of Directors, including a majority of the Independent Directors, approved a new Investment Advisory Agreement between the Fund and the Adviser that was approved by the shareholders at a special meeting held October 31, 2006 and will continue in effect for two years (unless terminated earlier) and will thereafter continue from year to year, provided that the continuance is approved annually by a vote of the Board including a majority of the non-interested directors. The most recent such approval by the Board of Directors was on November 30, 2006.

      Directors of the Fund who are not affiliated persons of the Fund will be compensated by the Fund by payment of an annual retainer of $3,000 each, and in addition the Fund will pay an attendance fee of $500 per meeting, plus any out of pocket expenses related to attending the meeting. The Fund also pays certain out-out-pocket expenses of these Directors, including travel expenses related to attendance at Director's meetings.

      Directors and employees of the Fund and the Adviser are permitted to engage in personal securities transactions subject to the restrictions and procedures contained in the Codes of Ethics of the Fund and the Adviser (each of which is approved by the Board of Directors of the Fund). In general, the Codes of Ethics preclude these individuals from trading for their personal accounts in the same securities as are being traded for the Fund.

PROXY VOTING GUIDELINES

      The Adviser does not invest in the equity securities of any company. However, it does invest in fixed income securities where votes may occur. Fixed-income security holders generally do not have the power to vote regarding routine corporate administrative matters, such as the appointment or election of directors. However, the Adviser may for example be asked to vote (a) when a fixed-income security in a client's portfolio is in default, (b) as agent of the security owner on a creditor's committee, (c) to accelerate the maturity of a defaulted security, (d) to consent to a proposed modification or waiver in a debt instrument's terms, or (e) to approve, on behalf of the security owner, amendments to a trust indenture or a change in trustees.

      In voting securities by proxy for its clients, the Adviser shall vote in a manner that the Adviser determines, in its discretion, is in the best interest of the clients and consistent with the Adviser's duty of care and loyalty to its clients. The Adviser will generally vote for proposals that maximize the value of the security. The factors considered by the Adviser will vary from security to security and from client to client, and may include market information, liquidity, the debtor's financial situation, the industry, and the client's investment guidelines. The Adviser will also follow any voting guidelines that have been expressly agreed upon in the client's advisory contract.

      The Adviser will address conflicts of interests between its interests and those of its clients or between its clients by a committee to include the Adviser's President, the portfolio managers, and the Chief Compliance Officer. (If the Adviser determines there is no conflict of interest, the proxy will be voted by the portfolio managers.) For example, if a client portfolio holds a defaulting bond whose issuer is negotiating financing with a financial institution that the Adviser has a business relationship or counter-party relationship with, the committee will review the voting action, and if it determines that no true conflict is present it will approve the proxy vote.

      Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available
(1) without charge, upon request, by calling the Fund collect at (212) 883-2500; and (2) on the SEC's website at http://www.sec.gov.

                                PRINCIPAL MEMBERS


      The following table sets forth information with respect to each person that owns 5% or more of the outstanding Interests as of January 31, 2007.

                       NAME AND ADDRESS                                OWNERSHIP

Clarion Value Fund, Inc.
230 Park Avenue                                                          86.17%
New York, NY  10169

Clarion Fund plc                                                          9.19%
George's Court, 54-62 Townsend Street
Dublin
2, Ireland


                              EXPENSES OF THE FUND

      The Fund will pay all of its expenses, including fees of the directors not affiliated with the Adviser and board meeting expenses; fees of the Administrator; out of pocket due diligence (which may be performed by qualified third parties) and other expenses incurred by the Adviser in directly managing the Fund's investments); interest charges; taxes; organization expenses (which generally will be borne by feeder funds other than Clarion Value Fund, Inc.); charges and expenses of the Fund's legal counsel, independent accountants and real estate consultants, and of the registrar and distribution disbursing agent of the Fund (if any); expenses of repurchasing Interests; expenses of printing and mailing share certificates, Member reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued securities; custodial fees and expenses for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of the Fund's Interests; expenses of membership in investment company associations and publications; expenses of fidelity bonding and other insurance expenses including insurance premiums; expenses of Members' meetings; and registration fees. The Adviser will not utilize any affiliate in connection with the foregoing services unless such affiliate provides such services for remuneration at or below the then current market rates for such services. Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. These expenses will be included as part of the investment bases to the extent consistent with generally accepted accounting principles. References to management fee waivers in this paragraph do not apply to the Fund, which does not pay an asset-based management fee. These policies may, however, be relevant with respect to the Fund's feeder funds.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

      The Adviser is responsible for decisions to buy and sell securities for the Fund, the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions. The securities in which the Fund invests are traded principally in the over-the-counter market. In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer. Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s). The Fund may also purchase certain securities directly from an issuer, in which case no commissions or discounts are paid. Purchases and sales of bonds on a stock exchange are effected through brokers who charge a commission for their services.

      The Adviser is responsible for effecting securities transactions of the Fund and will do so in a manner deemed fair and reasonable to Members of the Fund and not according to any formula. The Adviser's primary considerations in selecting the manner of executing securities transactions for the Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price. There are many instances when, in the judgment of the Adviser, more than one firm can offer comparable execution services. In selecting among such firms, consideration is given to those firms that supply research and other services in addition to execution services. However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

      The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Fund without receiving such information from brokers; however, it considers access to such information to be an important element of financial management. Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser's normal research activities in rendering investment advice under the Advisory Agreement. It is possible that the Adviser's expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

      One or more of the other investment companies or accounts that the Adviser manages may own from time to time the same investments as the Fund. Investment decisions for the Fund are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts' various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Fund. In other cases, however, the ability of the Fund to participate in volume transactions may produce better execution for the Fund. It is the opinion of the Fund's Board of Directors that this advantage, when combined with the other benefits available due to the Adviser's organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

      Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the Fund's policy to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Fund will not exceed 400%, excluding securities having a maturity of one year or less. Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower. The Adviser will monitor the Fund's tax status under the Internal Revenue Code, as amended (the "Code"). Higher portfolio turnover results in increased Fund expenses, including brokerage commissions, dealer mark-ups and other transaction costs on the sale of securities and on the reinvestment in other securities.

                                 NET ASSET VALUE

      The net asset value of Interests will be computed based upon the value of the Fund's portfolio securities and other assets. Net asset value per share will be determined as of 4pm (New York City time) on any weekday that the New York Stock Exchange is open for trading, other than a day during which no such security was tendered for redemption and no order to purchase or sell such security was received. The net asset value will also be calculated at the end of each month. The Fund calculates net asset value per share by subtracting the Fund's liabilities (including accrued expenses and distributions payable) from the Fund's total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of Interests outstanding.

      The Fund values CMBS and other debt securities using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts. Any securities or other assets for which current market quotations are not readily available, or where multiple quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund's Board of Directors.

                             AVERAGE CREDIT QUALITY

      There are limited restrictions on the credit quality of the Fund's investments. The weighted average credit quality of the Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following: (i) securities rated below B- or unrated may not exceed 20% of the Fund's total asset value; and (ii) all split rated securities will be accounted for at the lower rating. If the Fund's asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

      In order to calculate the average credit quality of the Fund's assets, the Fund will assign sequential numbers (ranging from 17 to 2) to each of the 16 Fitch/S&P/Moody's rating categories from AAA/AAA/Aaa to B-/B-/B3. For purposes of this calculation, all securities which are guaranteed by a U.S. Government-sponsored entity are considered AAA/AAA/Aaa. All securities rated less than B-/B-/B3 or unrated, except for securities rated D, shall have the same rating number of 1. Securities rated D will have a rating number of 0. The lowest such numeric rating for each asset will be multiplied by the value of such asset. The sum of such products for each of the Fund's assets will then be divided by the Fund's net asset value and converted back to achieve the equivalent Fitch/S&P/Moody's rating symbols. To the extent that the Fund invests in securities in a transaction that does not include the issuance of rated securities, the Adviser will determine the comparable credit quality of, and assign the appropriate credit rating to, such securities.

                        DISCLOSURE OF PORTFOLIO HOLDINGS

      The Fund's portfolio holdings are made public, as required by law, in the Fund's annual and semi-annual reports. These reports are filed with the SEC and mailed to shareholders approximately 60 days after the last day of the relevant period. (In addition, these reports are available upon request as described on the back cover of the Fund's Prospectus.) Also as required by law, the Fund's portfolio holdings are reported to the SEC approximately 60 days after the last day of the Fund's relevant first or third fiscal quarterly period.


      When authorized by appropriate executive officers of the Fund, portfolio holdings information may be given more frequently than as just described to third-party Fund service providers and certain affiliated persons of the Fund. As of the date of this Statement of Additional Information, in addition to the Adviser these persons are limited to the Fund's custodian (full portfolio, monthly, no lag), the Fund's independent registered public accounting firm (full portfolio, semi-annually, no lag), Command Financial Press/R.S. Rosenbaum & Co., in connection with financial printing (full portfolio quarterly, approximately 30 day lag) and Clarion Value Reserve (BVI), Ltd., one of the Fund's offshore feeder funds (full portfolio, monthly, approximately 15 day lag). In addition, the Fund may disclose one or more individual holdings to pricing or valuation services (or to broker-dealers acting as market makers) for assistance in considering the valuation of the relevant holdings. In such cases, the information provided is subject to limitations on use intended to prohibit the recipient from trading on or inappropriately further disseminating it. As part of the Fund's internal policies and procedures, conflicts between the interests of the investors and those parties receiving portfolio information will be considered. In addition to the Fund's policies and procedures in this area, a number of Fund service providers maintain their own written procedures limiting use and further transmission of portfolio holdings information disclosed to them. Neither the Fund nor the Adviser (nor its affiliates) receives any compensation in connection with disclosure of information to these parties, and all such arrangements are pursuant to policies approved by the Board of Directors, which has determined that they are appropriate and in the interests of Fund shareholders. These Fund policies and procedures will be considered by the Directors on an annual basis, in connection with the Fund's compliance program under Rule 38a-1 under the Investment Company Act; related issues will be brought to the attention of the Directors on an as appropriate basis.


      Additionally, the Adviser or its personnel from time to time may comment to Fund shareholders, prospective investors or shareholder or investor fiduciaries or agents (orally or in writing) on one or more of the Fund's portfolio securities or may state that the Fund recently purchased or sold one or more securities. This commentary also may include such statistical information as sector or capitalization exposure, credit quality information, specialized financial characteristics (alpha, beta, maturity, sharpe ratio, standard deviation, default rate, etc.), price comparisons to various measures, portfolio turnover and the like. No comments may be made, however, if likely to permit, in the sole judgment of the Adviser, inappropriate trading of Fund shares or of Fund portfolio securities.

                                   REDEMPTION

      Any Member may request the redemption of Interests by sending a written request to the Fund at the offices of the Adviser. Redemption requests must be endorsed by the account holder with signatures guaranteed by a commercial bank, trust company, savings and loan association, federal savings bank, member firm of a national securities exchange or other eligible financial institution. The redemption request must be signed exactly as the account is registered including any special capacity of the registered owner. Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians, executors, administrators, trustees or guardians.

      Due to the illiquid nature of the Fund's portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a Member may notify the Fund's investment adviser in advance of the Member's intent to submit a redemption request. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Members are encouraged to contact the Fund's investment adviser regarding redemptions as early as possible. Regardless of such notice, there is no guaranty that the Fund's adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

      The Fund has adopted a policy under Rule 18f-1 under the 1940 Act. Any Member requesting that the Fund redeem Interests with an aggregate value in excess of the lesser of $250,000 or 1% of the net asset value of the Fund during any 90 day period will be required to provide the Fund with details of valid custodial arrangements in the U.S., in addition to other important information, in order for the redemption request to be deemed in good order. Failure to provide required information will result in the rejection of the redemption request as being invalid.

      The redemption price for Interests will be the net asset value per share of the Fund next determined following receipt by the Fund of a properly executed request with any required documents as described above. Except with respect to redemptions effected in-kind pursuant to the Fund's redemption policy, payment for Interests redeemed will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request accompanied by any outstanding share certificates in proper form for transfer. When the Fund is asked to redeem Interests for which it may not have yet received good payment it may delay transmittal of redemption proceeds until it has determined that collected funds have been received for the purchase of such Interests, which will be up to 10 days from receipt by the Fund of the purchase amount. In the case of the redemption or exchange of any Interests held less than six months, a fee of 1.0% of the current net asset value of the Interests will be assessed and retained by the Fund for the benefit of the remaining Members.

      Members who receive portfolio securities in redemption of Fund Interests will be required to make arrangements for the transfer of custody of such securities to their account and must communicate relevant custody information to the Fund prior to the effectiveness of a redemption request. Redemption requests subject to the Fund's redemption in-kind policy will not be considered in good order and effected until such information is provided. As discussed below, a redeeming Member will bear all costs associated with the in-kind distribution of portfolio securities. Members receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Any securities distributed in-kind would be valued in accordance with the Fund's policies and values used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). Such a redemption would not be as liquid as a redemption entirely in cash.

      Redeeming Members will bear any costs of delivery and transfer of the portfolio securities received in an in-kind redemption (generally, certain transfer taxes and custodial expenses), and such costs will be deducted from their redemption proceeds. Redeeming Members will also bear the costs of re-registering the securities, as the securities delivered may be registered in the Fund's name or the nominee names of the Fund's custodian. The actual per share expenses for redeeming Members of effecting an in-kind redemption and of any subsequent liquidation by the Member of the portfolio securities received will depend on a number of factors, including the number of Interests redeemed, the Fund's portfolio composition at the time and market conditions prevailing during the liquidation process. These expenses are in addition to any applicable redemption fee, as described above.

                                TAX CONSEQUENCES

      The Fund will be have the status of a partnership for U.S. federal income tax purposes and, thus, will not be subject to U.S. federal income tax at the entity level. Based upon the status of the Fund as a partnership for U.S. federal income tax purposes, each Member will include its distributive share (as determined in accordance with the governing instruments of the

Fund) of the Fund's ordinary income and capital gains in determining its U.S. federal income tax liability, regardless of whether such Member has received any distributions from the Fund. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

      Although as described above, the Fund will not be subject to U.S. federal income tax, the Fund will be required to file appropriate income tax returns. Each Member will be required to report separately on the Member's income tax return the Member's distributive share of the Fund's net long-term capital gain or loss, net short-term capital gain or loss and items of ordinary income or loss.

      The Fund may invest in futures contracts and options. Any gains or losses on options, futures contracts and options on futures contracts that are "Section 1256 contracts" (including mark-to-market gains or losses described in the succeeding sentence) are generally considered 60% long-term and 40% short-term capital gains or losses. In addition, Section 1256 contracts held by the Fund at the end of each taxable year are treated for U.S. federal income tax purposes as being sold for their fair market value on the last business day of such year. Upon subsequent disposition of the Section 1256 contract, the actual gain or loss will be adjusted by the amount of any preceding year-end gain or loss.

      The Fund may engage in certain hedging transactions that may accelerate income to the Fund, defer Fund losses, and/or affect the character of gains or losses realized by the Fund.

      The Fund may make investments that produce income that is not matched by a corresponding cash receipt by the Fund, such as investments in obligations having original issue discount or market discount (if the Fund elects to accrue the market discount on a current basis with respect to such instruments). Because such income may not be matched by a corresponding cash receipt, the Fund may be required to borrow money or dispose of other securities to be able to make distributions to investors.


      The Fund's taxable income will in most cases be determined on the basis of reports made to the Fund by issuers of the securities in which the Fund invests. The tax treatment of certain securities in which the Fund may invest is not free from doubt, and it is possible that the Internal Revenue Service's examination of issuers of such securities or of the Fund could result in adjustments to the income of the Fund.


      Since the Fund will be classified as a partnership for U.S. federal income tax purposes, a Member that is a regulated investment company (a "RIC") will be able to look to the underlying assets of the Fund for purposes of satisfying various requirements of the Code applicable to RICs. It is anticipated that the Fund will be managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Fund level. Thus, consistent with its investment objectives, the Fund intends to meet the income and diversification of assets tests of the Code applicable to RICs.

                           ADMINISTRATOR AND CUSTODIAN

      The Bank of New York currently serves as the Fund's Administrator pursuant to a Fund Administration and Accounting Agreement. The Bank of New York also serves as the Fund's Custodian pursuant to a Custody Agreement.

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst & Young LLP is the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's annual reports. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY, 10036. Shearman & Sterling LLP, New York serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL STATEMENTS


      The financial statements and financial highlights of the Fund are incorporated herein by reference and appear in the annual report of the Fund and the report thereon by the Fund's independent registered public accounting firm for the fiscal year ended October 31, 2006, filed on January 11, 2007 on Form N-CSR.

                         CLARION VALUE FUND MASTER, LLC
                                     PART C
                                OTHER INFORMATION

ITEM 23. Exhibits

      A.  (i)   Certificate of Formation of the Registrant (*)
          (ii)  Limited Liability Company Agreement of the Registrant (*)
      D.        Investment Advisory Agreement between the Registrant and ING
                Clarion Capital, LLC.
      G.        Custody Agreement between the Registrant and The Bank of
                New York (*)
      H.        Fund Administration and Accounting Agreement between the
                Registrant and The Bank of New York (*)
      J.        Consent of Independent Registered Public Accounting Firm
      P.        Code of Ethics of the Fund and the Adviser (*)

      (*)   Previously filed and incorporated herein by reference

ITEM 24. Persons Controlled by or under Common Control with Registrant

      No persons are controlled by or under common control with the Registrant.

ITEM 25. Indemnification

      The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, penalties, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable federal and state law.

ITEM 26. Business and Other Connections of Investment Adviser

      ING Clarion Capital, LLC (the "Adviser"), the adviser to the Fund, has a substantial amount of assets under management in the form of individual and fund accounts. The business and other connections of the Adviser's directors and officers are as follows:

NAME                                  POSITION WITH THE ADVISER         BUSINESS AND OTHER CONNECTIONS
----                                  -------------------------         ------------------------------
Frank L. Sullivan, Jr............     Chairman                          Chairman and Director of the Fund; Managing
                                                                        Director of ING Clarion Partners, LLC

Daniel Heflin....................     President and Chief Executive     President, Chief Executive Officer and
                                      Officer                           Direct of the Fund

Stephen Baines...................     Chief Investment Officer          Vice President of the Fund

Joanne Vitale....................                                       Vice President of the Fund; Director of ING
                                                                        Clarion Partners, LLC

Jerry Chang......................     Chief Compliance Officer and      Chief Compliance Officer of the Fund
                                      Chief Financial Officer

ITEM 27. Principal Underwriter

      Not Applicable.

ITEM 28. Location of Accounts and Records

      The Registrant's accounts and records will be maintained at 230 Park Avenue, New York, NY 10169. Records of Members' accounts will be maintained at the offices of the Registrant's Administrator, The Bank of New York, Custody Administration Group, 100 Church Street, 10th floor, New York, NY 10286

ITEM 29. Management Services

      The Registrant is not a party to any management-related service contract not discussed in the Prospectus or Statement of Additional Information of this Registration Statement.

ITEM 30. Undertakings

      Not Applicable.

                                   SIGNATURES


      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, as of the 28th day of February, 2007.


                             CLARION VALUE FUND MASTER, LLC


                             By: /s/ Daniel Heflin
                                 -----------------------------------------------
                                 Daniel Heflin
                                 President, Chief Executive Officer and Director